STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into effective as of the 30th day of December, 1999 (the "Closing
Date"), by and between ARUFINANCE N.V., an Aruba corporation, ("Buyer"), and GLOBAL CASINOS, INC., a Utah corporation,
("Seller").

     WHEREAS, Seller owns all of the issued and outstanding shares of the Common Stock (the "Common Stock" or "Shares") of Global
Pelican, N.V., a St. Maarten corporation, (the "Company" or "GP").

     NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement and the representations, warranties, and covenants contained hereinafter, Buyer and Sellers hereby agree as follows:

     1. Purchase and Sale of Shares. Subject to the terms and conditions herein stated, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase and acquire from Seller on the Closing Date, 100% of the issued and outstanding shares of the Common Stock of the Company (the "Shares"). The purchase price to be paid by Buyer to Seller on the Closing Date for the Shares is the sum of $1,000, which sum is acknowledged as having been paid by Buyer to Seller.

     2.   Additional Agreements.  Seller and Buyer further agree as follows:

          (a) Buyer acknowledges that an account receivable in the form of an outstanding and uncollected marker has been transferred by GP to the Seller and is currently the subject of pending collection efforts in the State of New York. Buyer acknowledges and agrees that the account receivable represented by the marker shall be and remain the sole and separate property of Seller, free of any claim of Buyer or GP, and both Buyer and GP waive and relinquish any right, title, claim or interest therein or in any other U.S. markers.

          (b) Seller acknowledges that GP and/or Seller has an outstanding account payable to Aristocrat for certain gaming devices located in the GP's casino on the island of St. Maarten. As a condition of this sale, Seller agrees to pay 100% of the outstanding account payable of GP and/or Seller to Aristocrat for the gaming devices located in GP's casino, which obligation shall be due and payable by Seller no later than one month from the Closing Date. Seller may, at its option, renegotiate the obligation due by GP to Aristocrat pursuant to which such obligation shall be assumed by Seller and paid and discharged by Seller directly to Aristocrat under the same or modified terms. Buyer consents to such renegotiation and/or assignment, provided that GP is released from any further liability to Aristocrat in connection therewith and that Aristocrat has no further claim for those certain gaming devices.

          (c) Seller agrees that all intercompany accounts payable and accounts receivable between Seller, on the one hand, and GP, on the other, shall be eliminated.

     3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

          (a) The Shares represent 100% of the issued and outstanding shares of the Company.

          (b) The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller do not conflict with or result in a breach or violation of, or default under (or an event that, with notice or lapse of time, or both, would constitute a default), any of the terms, provisions or conditions of the Articles of Incorporation or By-Laws of the Company, or any material agreement or instrument to which Seller is a party or by which Seller is bound.

          (c) This Agreement has been duly authorized by all necessary corporate action on behalf of Seller and has been duly executed and delivered by authorized officers of Seller and is a valid and binding agreement on the part of the Seller that is enforceable against the Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

          (d) Seller owns the Shares, both beneficially and of record, subject to no liens, encumbrances or rights of others, and has the right to transfer to Buyer the entire right, title and interest in and to the Shares. The Shares are validly issued and nonassessable.

          (e) Seller is not a party to any voting trust or voting agreement, stockholder's agreement, pledge agreement, buy-sell agreement, or first refusal agreement relative to the Shares.

          (f) Seller represents that there exist no employment contracts between the Company and any person to serve as general manager of the Pelican Casino unless otherwise disclosed to Buyer prior to the Closing. Seller further represents that, since October 14, 1999, there have been no cash distributions paid to the Seller or Aristocrat from casino operations of the Company. Any payments made will be reimbursed to Buyer by Seller within one month from notification of Buyer to Seller of such payments.

          (g) Seller makes no and expressly disclaims any and all representation or warranty with respect to the financial condition of the Company or its business operations, assets or the value of the Shares.

     4. Representation and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

          (a) Buyer is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of such Shares, nor with any present intention of distributing or selling such Shares, except insofar as such Shares are included in a public offering registered pursuant to the Securities Act of 1933 (as amended) or the disposition thereof is exempt from such registration. Buyer understands that the Shares have not been registered under federal or state securities laws and that such Shares are being offered and sold to Buyer pursuant to a claimed exemption from the registration requirements of such laws.

          (b) Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of its purchase of the Shares and has the ability to bear the economic risk of the purchase of the Shares. Buyer has had access to such information concerning the Company, which the Company has made available to Buyer, and has had the opportunity to ask questions of, and receive answers from, officials of the Company concerning the business, operations, financial condition, assets, liabilities and other matters pertaining to the Company.

          (c) Buyer understands that the Shares being acquired by its hereunder may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933 (as amended) or pursuant to an exemption therefrom, in which case, the Company may require that it be furnished with an opinion of counsel for Buyer reasonably satisfactory to the Company that such registration is not required, or Buyer may present to the Company a letter from the Securities and Exchange Commission to the effect that, in the event the Shares are transferred by Buyer without registration, the Commission or the staff thereof will not recommend any action. Buyer consents that any transfer agent of the Company may be instructed not to transfer any of such stock unless it receives satisfactory evidence of compliance with the foregoing provisions.

     5.   Agreements of Buyer.

          (a) Buyer agrees with Seller that in entering into this transaction with Seller and buying the Shares from Seller, Buyer is not relying upon any statement by Seller about the Company or its stock or the value thereof, nor is Buyer relying upon Seller as a source of information pertaining to the Company or its stock or the value thereof.

          (b) Buyer accepts the Shares and control of the Company "as is" and "where is" and acknowledges that Seller makes no and expressly disclaims any and all representations or warranties regarding the Shares, the Company or its financial condition, assets or business operations.

          (c) Buyer acknowledges that it has had an opportunity to conduct its own investigations and due diligence into the Company, its operations, financial condition and has obtained all the information that it has desired in determining to purchase the Shares and control of the Company hereunder.

          (d) All agreements, covenants, representations and warranties of Buyer herein shall be binding upon Buyer.

          (e) Buyer, for itself and its affiliates, agrees to release and forever discharge Seller, together with Seller's subsidiary corporations, officers, directors, shareholders, agents and affiliates, from any and all debt, obligation or liability arising out of that certain Management and Operating Lease Agreement covering the lease and operation of the Casino; and Buyer, for itself and its affiliates, further releases and discharges Seller, together with Seller's subsidiaries, officers, directors, shareholders, agents and affiliates, from any liability from any other fact, transaction or occurrence up to the present date.

     6. Agreements of Seller. Seller agrees with Buyer that in entering into this transaction with Buyer and selling the Shares to Buyer, Seller is not relying upon any statement by Buyer about the Company or its stock or the value thereof, nor is Seller relying upon Buyer as a source of information pertaining to the Company or its stock or the value thereof.

     7. Payment of Expenses. Each party will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement, including without limitation, any legal, accounting, and other professional fees and expenses.

     8. Attorney's Fees for Claims. In the event that a claim is brought by one party hereto against the other party hereto for breach of any provision hereof or otherwise arising out of the transaction to which this Agreement relates, the prevailing party shall be entitled to payment or reimbursement of the expenses incurred by it in connection with the litigation or the portion thereof as to which it prevails, including but not limited to, attorneys' fees and costs.

     9. Waiver. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement. The waiver by any party hereto of any condition or breach of any provision of this Agreement shall not operate as a waiver of any other condition or other or subsequent breach.

     10. Amendment. This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

     11. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings, oral or written, relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either party which is not embodied in this Agreement and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     12. Survival of Representations, Warranties and Agreements. All representations and warranties contained in this Agreement shall survive the consummation of the transaction contemplated hereby for a period of two years immediately following the Closing Date. All agreements and covenants contained in this Agreement not fully performed as of the Closing Date shall survive the Closing Date and continue thereafter until fully performed or until the time for further performance has expired.

     13. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

     14. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     15. Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.


     16. Litigation. Any litigation commenced which is based in whole or in part upon claims under or in connection with this Agreement or the transaction contemplated hereby shall be brought in a court of competent jurisdiction (state or federal) in the United States of America.

     17. General. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado; may not be transferred or assigned by any party hereto, other than by operation of law, and shall inure to the benefit of and be binding upon Buyer and Seller and their respective successors and assigns; and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

                          ARUFINANCE N.V., an Aruba corporation



                          By:/s/
                             Corporate Agent, N.V.


                          GLOBAL CASINOS, INC., a Utah corporation



                          By:/s/Stephen G. Calandrella
                             Stephen G. Calandrella, President